Exhibit 10.6

Execution Version

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 12, 2017 (the “Effective Date”), by and between Tapstone Energy, LLC, a Delaware limited liability company (the “Employer” or “Company”), and Steven C. Dixon, an individual residing in the state of Oklahoma (the “Employee” and, together with the Employer, the “Parties”). This Agreement amends and restates that certain Employment Agreement executed on December 15, 2016 (the “Commencement Date”) between the Parties (the “Original Agreement”).

W I T N E S S E T H:

WHEREAS, the Employer desires to continue to employ Employee as President and Chief Executive officer of the Employer;

WHEREAS, the Employer and the Employee are parties to the Original Agreement;

WHEREAS, it is anticipated that a subsidiary of Tapstone Energy Inc., a Delaware corporation, will merge with and into the Employer immediately prior to the effectiveness of the Tapstone Energy Inc. Form S-1 Registration Statement filed with the Securities and Exchange Commission (such effectiveness being the “IPO”);

WHEREAS, in connection with the IPO, this Agreement shall be assumed by Tapstone Energy Inc., and thereafter, references to the Company and the Employer shall refer only to Tapstone Energy Inc.; and

WHEREAS, the Employer and the Employee wish to amend and restate the Original Agreement in its entirety to set forth in writing the terms and conditions of the Employee’s continued employment commencing on the Effective Date.

NOW, THEREFORE, the Employee and the Employer, in consideration of the agreements, covenants, and conditions herein, hereby agree as follows:

1. Employment and Duties.

(a) General. The Employee shall serve as the Chief Executive Officer and President of the Employer, reporting to the Employer’s Board of Managers (the “Board”) of which Employee shall be a member. The Employee shall have such duties and responsibilities, commensurate with the Employee’s position, as may be reasonably assigned to the Employee from time to time by the Board. The Employee’s duties are understood to include management and oversight of the Employer, helping to identify and implement business opportunities for the Employer and its subsidiaries, and developing goodwill for the benefit of the Employer. The Employee’s duties under this Agreement shall include, without limitation, the following: (i) the Employee shall devote his full professional time and his best efforts, skill, attention, and energies to rendering the duties described herein for the benefit of the Employer; (ii) the Employee shall perform all services under this Agreement in accordance with all applicable federal, state, and local laws and regulations and all requirements of all applicable regulatory, self-regulatory, and administrative bodies, and the Employee shall follow and comply with the Employer’s rules, regulations, policies, and guidelines adopted from time to time by the Employer; (iii) the Employee shall owe the full breadth of fiduciary duties to the Employer under the common law, including the duties of care, loyalty, good faith, candor, and obedience, and the Employee agrees not to engage in any conduct that creates a conflict of interest to, or damages the reputation of, the Employer; and (iv) the Employee shall maintain a cooperative attitude and cooperate fully with all personnel of the Employer in performing Employee’s duties under this Agreement. The Employee’s principal place of employment shall be Oklahoma City, Oklahoma.

(b) Exclusive Services. For so long as the Employee is employed by the Employer, the Employee shall devote his full attention to his duties hereunder, shall faithfully serve the Employer, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the Board, and shall use his best efforts to promote and serve the interests of the Employer. Further, the Employee agrees that he will not, directly or indirectly, render services to any other person or organization without the written consent of the Board or otherwise engage in activities that would interfere with his faithful performance of his duties hereunder. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from (i) engaging in charitable, civic, or fraternal activities or (ii) passively investing his personal assets in other entities or business ventures, subject to any applicable policies of the Employer, and so long as such activities or investments do not materially interfere with the Employee’s ability to fulfill his duties under this Agreement and do not conflict with or compete with the interests of the Company. In addition, nothing shall prohibit the Employee from serving on the board of directors of another entity, as long as such service is approved in advance in writing by the Board (which approval will not be unreasonably withheld).

(c) Dodd-Frank Act, Sarbanes-Oxley and Other Applicable Law Requirements. The Employee agrees (i) to abide by any compensation recovery, recoupment, anti-hedging, or other policy applicable to executives of the Company and its affiliates that is hereafter adopted by the Board or a duly authorized committee thereof to comply with applicable law as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), or other applicable law; and (ii) that the terms and conditions of this Agreement shall be deemed automatically and unilaterally amended to the minimum extent necessary to ensure compliance by the Employee and this Agreement with such policies, the Dodd-Frank Act, Sarbanes-Oxley, and any other applicable law.

2. Term. The term of employment under this Agreement shall commence on the Commencement Date and shall continue for a term of two years (the “Employment Period”), unless terminated earlier in accordance with the provisions in this Agreement; provided, however, that at the end of such Employment Period the Employee’s employment shall automatically renew for successive one-year periods unless a party gives 60 days’ written notice of cancellation to the other party prior to the expiration of any then-current employment period (such period after the initial Employment Period being a “Renewal Period”), or unless terminated earlier in accordance with the provisions in this Agreement. The termination of the Employee’s employment shall not affect any of the obligations that expressly extend beyond, or are not contingent upon, continued employment, including the obligations set forth in Section 6.

3. Compensation and Benefits. Subject to the provisions of this Agreement, the Employer shall pay and provide the following compensation and other benefits to the Employee during the Employment Period and the Renewal Period as compensation for services rendered hereunder:

(a) Base Salary. The Employer shall pay to the Employee an annual salary of $650,000 (the “Base Salary”), payable in substantially equal installments at such intervals as may be determined by the Employer in accordance with the Employer’s then ordinary payroll practices as established from time to time. The Base Salary shall be pro-rated based on the amount of time remaining in the calendar year as of the Commencement Date. The Base Salary shall be reviewed in good faith by the Compensation Committee of the Board, or in the absence thereof, the Board (the “Committee”), based upon the Employee’s performance, not less often than annually.

(b) Expenses. The Employer will reimburse the Employee for all reasonable and necessary business expenses incurred by the Employee in the performance of his duties under this Agreement. The Employee must furnish to the Employer an itemized account, reasonably satisfactory to the Employer, in substantiation of all such expenditures.

(c) Vacation. The Employee shall be entitled to paid vacation, sick leave, and holiday leave in accordance with the Employer’s policies, which may be amended or terminated at any time. The Employee may not carry over accrued but unused vacation from one calendar year to the next, and any accrued but unused vacation will be forfeited at the end of the calendar year.

(d) Employee Benefits. The Employee shall be entitled to participate in all employee benefit arrangements that the Employer may offer to its executives of a like status from time to time, and as may be amended from time to time.

(e) Performance Bonus. During the Employment Period and any Renewal Period, and subject to all eligibility requirements contained in this Agreement, the Employee shall be eligible for an “Annual Bonus.” The target equivalent for the Annual Bonus shall be equal to 100% of the Employee’s Base Salary (the “Annual Target Bonus”), and it shall not exceed 200% of the Employee’s Base Salary. The Annual Bonus shall be calculated on an annual basis by the Board at the Board’s sole and absolute discretion in consideration of the performance of both the Employer and Employee, and shall be paid on or prior to January 31 of each year (commencing on January 31, 2017). The Employee must be employed on the date bonus payments are made in order to be eligible to receive the Annual Bonus.

(f) Initial Equity Awards. The Employee shall also be entitled to receive the following initial grants, subject to his continued employment with the Company as of the date of grant or payment date (as the case may be): (i) common member interests, in the form of Class A Units to be granted on the Effective Date, equal to 1% of all Class A Units and Incentive Units (which terms shall have the same definitions in this Section 3(f) as in the Limited Liability Company Agreement of the Company) of the Company outstanding equity as of December 31, 2016, with a four year vesting schedule vesting at an annual rate of 25% per year (with the initial vesting period ending on December 15, 2017); (ii) contingent upon the occurrence of the IPO, options to purchase common stock of the Company equal to 0.5% of all outstanding Class A Units and Incentive Units of the Company outstanding as of December 31, 2016 (tracked on a fully converted bases to the corporation that results from a reorganization of the Company immediately prior to the IPO), which options shall have an exercise price per share of common stock equal to 1.15x the price to the public market per share of common stock of the Company in the IPO, and immediately granted thereafter, with a four year vesting schedule, vesting at an annual rate of 25% per year (with the initial vesting period to end on December 15, 2017); and (iii) a cash award equal to, and resulting from, the following formula and paid once such amount is determined: (A) a cash payment equal to the value (computed by the Board as the 20-day post-IPO volume weighted average price of Company common stock, as traded on the New York Stock Exchange immediately after the IPO) of the number of shares of Company common stock that would have resulted from a hypothetical grant of 250 pre-IPO Incentive Units (assuming such were granted and outstanding when the Company reorganizes its form immediately prior to the effectiveness of such IPO), plus (B) a cash payment equal to 15.8% of the dollar amount of such award; provided, however, that notwithstanding this Section 3(f)(iii) to the contrary, if the IPO is not effective within one-hundred eighty (180) days from February 1, 2017, then in lieu of any cash payment under this Section 3(f)(iii), the Employee shall receive, in the reasonable discretion of the Board, either: (y) a fully vested profits interest equity award covering 250 Incentive Units in the Company with a threshold value at or near $0.00, or (z) if such threshold value cannot be achieved, then a fully vested capital interest equity award covering 250 Incentive Units in the Company plus a cash payment equal to 15.8% of the fair market value of such award as of the date of grant.

(g) Annual Equity Awards. Unless otherwise determined by the Committee, commencing in fiscal year 2018 and on an annual basis thereafter, the Committee shall grant the Employee an annual equity award with a grant date fair value approximately equal to two times (2x) the sum of the Employee’s Base Salary and the Annual Target Bonus, subject to the terms and conditions set forth in the applicable award agreements.

(h) Indemnification Agreement. The Indemnification Agreement attached hereto as Exhibit A is incorporated into this Agreement by reference.

4. Termination of Employment Upon the Employee’s Death or Disability, or by the Employer for Cause, or by the Employee without Good Reason.

(a) Termination of Employment Due to the Employee’s Death. If the Employee dies during the Employment Period or any Renewal Period, the Employer shall pay to the estate of the Employee the following: (i) any unpaid Base Salary accrued through the termination date, (ii) a lump sum payment for any accrued but unused paid time off, (iii) rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), (iv) a lump sum payment for any previously unreimbursed business expenses incurred by the Executive on behalf of the Company during the term of his employment (collectively, such (i) through (iv) being the “Accrued Rights”), (vi) a lump sum cash payment equal to one year of the Base Salary plus an amount equal to one year of the Annual Target Bonus, payable on the first regularly scheduled payroll date that immediately follows the 30th day from the above termination of employment; and (vii) an additional one year of incremental vesting of the portion of the Initial Equity Awards outlined in Section 3(f)(i) and (ii) herein. Other than the obligations set forth in this Section 4(a), the Employer shall have no additional financial obligation under this Agreement to the Employee or his estate.

(b) Termination of Employment Due to the Employee’s Disability, Illness or Incapacity. If, in the opinion of a physician selected by the Company, the Employee becomes physically or mentally disabled or develops an illness or incapacity during the Employment Period or a Renewal Period which renders the Employee at least temporarily unable to perform (despite reasonable accommodation) the essential elements of his job for a period which shall not equal or exceed either (1) 90 consecutive days or (2) 180 days within any continuous 12-month period, then the Employee shall continue to receive his Base Salary, less any benefits received (or to be received) during the foregoing respective periods by the Employee under any disability insurance carried by or provided by the Employer. In addition to the foregoing, if the Employee’s employment is terminated due to his physical or mental disability, then, the Employer shall pay to the Employee the following: (i) the Accrued Rights; (ii) a lump sum cash payment equal to one year of the Base Salary plus an amount equal to one year of the Annual Target Bonus, payable on the first regularly scheduled payroll date that immediately follows the 30th day from the above termination of employment, and (iii) an additional one year of incremental vesting of the portion of the Initial Equity Awards outlined in Section 3(f)(i) and (ii) herein. The Employer is not obligated to carry disability insurance for its employees.

(c) Termination of Employment by the Employer for Cause, or by the Employee Without Good Reason. The Employee may terminate his employment hereunder voluntarily and without Good Reason upon giving at least 30 days’ prior written notice to the Employer. If the Employee terminates his employment voluntarily and without Good Reason (defined below) effective on a date during the Employment Period or any Renewal Period or if the Employer terminates the employment of the Employee for Cause (defined below), then the Employer shall pay to the Employee the Accrued Rights.

(d) Resignation by Employee Following a Change of Control. A “Change of Control” shall be deemed to occur if either (i) any Person or Group (as those terms are defined by Section 13(d) of the Securities and Exchange Act of 1934 and any Regulations thereunder), other than GSO Capital Partners and any funds advised or sub-advised by it or its affiliates, becomes an owner of the majority of the member interests of the Company or the common stock of its successor or (ii) the Company were to sell all or substantially all of its assets. In the event the Employee terminates employment with the Employer on account of a Change of Control on or after the first anniversary of the Commencement Date, the Employee shall receive the following: (A) the Accrued Rights, (B) a lump sum cash payment equal to one year of the Base Salary plus one year of the Annual Target Bonus, payable on the first regularly scheduled payroll date that immediately follows the 30th day from the above termination of employment, and (C) an additional one year of incremental vesting of the portion of the Initial Equity Awards outlined in Section 3(f)(i) and (ii) herein (collectively, the “Change of Control Benefits”); provided that no payment or benefit shall be made or commence earlier than 90 days following the Change of Control with the aggregate of any payments that would otherwise have been paid before such date paid to the Employee in a lump sum on such date. In the event the Employee terminates employment with the Employer on account of a Change of Control prior to the first anniversary of the Commencement Date, the Employee shall be entitled to the Change of Control Benefits as outlined in the preceding sentence; provided that if such Change of Control Benefits total less than $7,000,000.00, then the Employee shall be entitled to additional vesting of the Initial Equity Awards outlined in Section 3(f)(i) herein to bring the Change of Control Benefits to an amount equal to $7,000,000. In the event of a Change of Control where the acquiring entity fails to assume this Agreement in its entirety, such failure shall constitute a material breach of this Agreement.

(e) No Continued Benefits Following Termination. Unless otherwise specifically provided in this Agreement or contemplated in another agreement between the Employee and the Employer, otherwise required by law, all compensation, equity plans, and benefits payable to the Employee under this Agreement shall terminate on the date of termination of the Employee’s employment with the Employer under the terms of this Agreement.

(f) Resignation from Directorships, Officerships and Fiduciary Titles. The termination of the Employee’s employment for any reason shall constitute the Employee’s immediate resignation from (i) any officer or employee position the Employee has with the Company, unless mutually agreed upon by the Employee and the Board; (ii) any position on the Board; and (iii) all fiduciary positions (including as a trustee) the Employee holds with respect to any employee benefit plans or trusts established by the Company. The Employee agrees that this Agreement shall serve as written notice of resignation in this circumstance.

5. Termination of Employment by the Employee for Good Reason, or by the Employer Without Cause. Notwithstanding anything herein to the contrary, the Employee’s employment with the Employer may be terminated by the Employer without Cause or by the Employee for Good Reason. In the event the Employee’s employment is terminated by the Employer without Cause or by the Employee for Good Reason, the Employee shall be entitled to receive the following: (A) the Accrued Rights and (B) an amount equal to the Base Salary and the Annual Target Bonus that would otherwise have been due to the Employee through the expiration of the current Employment Period or the current Renewal Period, as applicable on the termination date (the “Severance Payment”). The Severance Payment shall be paid in a lump sum cash payment on the regularly scheduled payment date that immediately follows the 30th day from the above termination of employment.

(a) For purposes of this Agreement, the term “Cause” shall mean a termination by the Employer of the Employee’s employment because of: (i) any act or omission that constitutes an intentional and material breach by the Employee of any of his obligations under this Agreement; (ii) the Employee’s conviction of, or plea of nolo contendere to, (A) any felony or (B) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Employer or otherwise impair or impede its operations; (iii) the Employee willfully engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is materially injurious to the Employer or any of its subsidiaries or affiliates; (iv) the Employee’s intentional and material breach of a known written policy of the Employer or the rules of any governmental or regulatory body applicable to the Employer that is or could be materially injurious to the Employer; (v) the Employee’s repeated refusal to follow the lawful directions of the Board; or (vi) any other willful misconduct by the Employee which is materially injurious to the financial condition, operations or business reputation of the Employer or any of its subsidiaries or affiliates. Notwithstanding anything in this Section 5(a) to the contrary, no event or condition described in Sections 5(a)(i), (iii), (iv), (v) or (vi) shall constitute Cause unless (x) within 90 days from the Board first acquiring actual knowledge of the existence of the Cause condition, the

Board provides the Employee written notice of its intention to terminate his employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Employee within 30 days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Employee has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter); and (z) the Board terminates the Employee’s employment with the Employer immediately following expiration of such 30-day period. For purposes of this Section 5(a), any attempt by the Employee to correct a stated Cause shall not be deemed an admission by the Employee that the Board’s assertion of Cause is valid. Notwithstanding the foregoing to the contrary, if the Employee’s employment with the Employer is terminated by the Employer without Cause, and after-acquired evidence is discovered that would have otherwise supported a Cause termination if known to the Employer at the time of the such termination of employment, the Board has the unilateral right to retroactively re-characterize the Employee’s termination of employment as a termination for Cause. Any such re-characterization shall not be subject to the foregoing notice provisions.

(b) For purposes of this Agreement, the term “Good Reason” shall mean (i) a material diminution in the Employee’s Base Salary; (ii) a material diminution in the nature or scope of the Employee’s authority, duties, responsibilities, or title from those applicable to him as of the Commencement Date; (iii) the Employer requiring the Employee to be based at any office or location more than 50 miles from the Employee’s principal place of employment as of the Commencement Date (which the parties hereto stipulate and agree shall be Oklahoma City, Oklahoma); or (iv) a material breach by the Employer of any term or provision of this Agreement. Notwithstanding anything in this Section 5(b) to the contrary, no event or condition described in this Section shall constitute Good Reason unless, (x) within 90 days from the Employee first acquiring actual knowledge of the existence of the Good Reason condition described in this Section, the Employee provides the Board written notice of his intention to terminate his employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Board within 30 days of the Board’s receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Board has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter); and (z) the Employee terminates his employment with the Employer immediately following expiration of such 30-day period. For purposes of this Section 5(b), any attempt by the Board to correct a stated Good Reason shall not be deemed an admission by the Board that the Employee’s assertion of Good Reason is valid.

(c) Waiver and Release. Notwithstanding any other provisions of this Agreement to the contrary, unless expressly waived in writing by the Board in its sole discretion, the Company shall not make or provide any payments or benefits under either Section 4 or 5 (other than the Accrued Rights), unless the Employee timely executes and delivers to the Company a general release (which shall be provided by the Company not later than five (5) days from the date on which the Employee’s employment is terminated and be substantially in the form attached hereto as Exhibit B), whereby the Employee (or his estate or legally appointed personal representative) releases the Company (and affiliates of the Company and other designated persons) from all employment based or related claims of the Employee and all obligations of the Company to the Employee other than with respect to (x) the Company’s obligations to make and provide the payments or benefits under either Section 4 or 5 and (y) any vested benefits to which the Employee is entitled under the terms of any Company benefit or equity plan, and the Employee does not revoke such release within any applicable revocation period following the Employee’s delivery of the executed release to the Company. If the requirements of this Section 5(c) are not satisfied by the Employee (or his estate or legally appointed personal representative), then no payments or benefits under either Section 4 or 5 (other than the Accrued Rights) shall be due to the Employee (or his estate) pursuant to this Agreement.

6. Employer/Employee Covenants.

(a) Confidential Information. As used in this Agreement, the term “Confidential Information” means information of any kind, nature, or description, that (i) relates to the Employer’s business or the business of the Employer, (ii) provides the Employer economic value or any business advantage, (iii) is not generally known to the public, and (iv) is learned or developed by the Employee as a direct or indirect result of or during the course of the Employee’s employment with the Employer. Additionally, Confidential Information includes, but is not limited to: (i) the Employer’s, or its parents’ or affiliates’, trade secrets and inventions; (ii) all information concerning operational matters involving the business of the Employer and its parents and affiliates, including but not limited to the existing and contemplated properties, technical analyses, geologic surveys, pricing information, formulations, know-how, negative know-how, product design, vendors, customers, and distributors; (iii) all information concerning the business and affairs of the Employer and its parents and affiliates, including but not limited to historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel (other than Employee), and personnel training techniques and materials; and (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Employer or its representatives to the extent containing or based, in whole or in part, upon any information included in subsections (i), (ii), or (iii) above. The Employee understands that this list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified, that is treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. For the purposes of this Agreement, Confidential Information specifically excludes information, training, contacts, product knowledge, customer lists, vendor and supplier information, and resources obtained by Employee prior to his employment with Employer and that Employee provides written notice thereof to Employer within 30 days of Employee’s execution of this Agreement. In addition, Confidential Information shall not include information that is generally available to, and known by, the public at the time of disclosure to the Employee, provided that such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee’s behalf.

(b) Employer Covenants. As a result of the relationship created or continued as a result of this Agreement, upon the execution of this Agreement by both parties, the Employer will place the Employee in a position of special trust, and will provide the Employee with: (i) Confidential Information and access to such information; (ii) specialized training, which may include self-study materials and course work, classroom training, on-line training, on-the-job training, and instruction as to the Employer’s products, services, and methods of operations; and (iii) goodwill support such as expense reimbursements in accordance with the Employer’s policies, Confidential Information related to the Employer’s current and prospective clients, customers, business associates, vendors, and suppliers, and contact and relationships with current and potential clients, customers, and business associates to help the Employee develop goodwill for the Employer. The foregoing is not contingent on continued employment of the Employee for any length of time, but is contingent on the Employee’s full compliance with the restrictions in this Section 6.

(c) Employee Covenants. The Employee specifically acknowledges that the items described in Section 6(a) above will be items that the Employee has not previously been given, and that the Employee would not be given but for the execution of this Agreement. Accordingly, in consideration of the receipt of items described in Section 6(a) and compensation, with each element being acknowledged as adequate, the Employee hereby enters, and agrees to the following:

i. Non-Disclosure of Confidential Information. The Employee understands and acknowledges that the Employer has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a vendor base, training its employees, and improving its offerings in the field of oil and natural gas exploration and development. The Employee understands and acknowledges that as a result of these efforts, Employer has created, and continues to use and create Confidential Information. This Confidential Information provides Employer with a competitive advantage over others in the marketplace. The Employee agrees not to, directly or indirectly, participate in the unauthorized use, disclosure, or conversion of any Confidential Information. Specifically, but without limitation, the Employee agrees not to use Confidential Information for his sole benefit, or for the benefit of any person or entity in any way that harms the Employer or diminishes the value of the Confidential Information to the Employer. The Employee also agrees to use the specialized training, goodwill, and contacts developed with the Employer’s customers and contractors for the exclusive benefit of the Employer, and he agrees not to use these items at any time in a way that would harm the business interests of the Employer. However, nothing in this Agreement prohibits the Employee from reporting possible violations of federal law or regulation to any government agency or entity, making other disclosures that are protected under whistleblower provisions of law, or receiving an award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program. The Employee does not need prior authorization to make such reports or disclosures and is not required to notify the Employer or the Board if the Employee has made or will make any such report or disclosure.

ii. Non-Competition by Employee. The Employee agrees that during his employment and for a period of 12 months following the termination of his employment with the Employer for any reason, Employee shall not (on behalf of himself or any other person or entity) acquire, attempt to acquire, or aid another in the acquisition or attempted acquisition of an interest in oil and gas assets, oil and gas production, oil and gas leases, mineral interests, oil and gas wells, or other such oil and gas exploration, development, or production activities in any county in which the Company is doing business or has plans (within the next 12 months) to do business on the date of the Employee’s termination for any reason. Employee agrees that this restriction is necessary to protect the Employer’s Confidential Information, as any violation of the above provision would lead to the inevitable disclosure of Employer’s Confidential Information.

iii. Non-Solicitation of Employees and Vendors. The Employee understands and acknowledges that the Employer has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Employer. Similarly, the Employee understands and acknowledges that the Employer has expended and continues to expend significant time and expense in identifying and building relationships with its vendors, contractors, and other service providers and that the loss of those relationships would cause significant and irreparable harm to the Employer. The Employee agrees and covenants, during the term of the Employee’s employment and for two years after the employment relationship ends for any reason or no reason, not to directly or indirectly, actively or inactively, (i) solicit, recruit, induce or attempt to solicit, recruit, induce the termination of employment of any employee of the Employer or (ii) induce the termination of any relationship of any vendor, contractor, or service provider of Employer. Such covenant shall apply regardless of whether Employee’s employment is terminated at the option of the Employee or the Employer.

iv. Reasonableness. The Employee acknowledges that nothing in this Section 6(c) is intended to prohibit the Employee’s ability to find gainful employment in the same business or industry after the termination of his employment relationship with the Employer.

(d) Goodwill with Customers. The Employee acknowledges that the Employer has near permanent relationships with its customers and owns the goodwill in the Employee’s relationships with customers that the Employee will or has developed or maintained in the course and scope of the Employee’s employment with the Employer. If the Employee owned goodwill in a relationship with a customer when the Employee commenced employment with the Employer, the Employee assigns any and all such goodwill to the Employer, and the Employer shall become the owner of such goodwill.

(e) Employer’s Property. All documents and things, including but not limited to Confidential Information, provided to the Employee by the Employer for use in connection with the Employee’s employment, or created by the Employee in the course and scope of the Employee’s employment with the Employer, are the sole property of the Employer and shall be held by the Employee as a fiduciary on behalf of the Employer. Immediately upon termination of the Employee’s employment—without the requirement of a prior demand by the Employer—the Employee shall surrender to the Employer all such documents and things, including but not limited to all Confidential Information or other company property, together with all copies, recordings, abstracts, notes, reproductions, or electronic versions of any kind made from or about the documents and things and the information they contain.

(f) Duty of Loyalty. The Employee understands that by virtue of employment with the Employer, the Employee owes the Employer a duty of loyalty and agrees to treat all Confidential Information, training, relationships with customers, goodwill, and property entrusted to the Employee as a fiduciary. Further, the Employee shall disclose to the Employer all business opportunities relating to the business of the Employer and its subsidiaries, and Employee shall not appropriate for Employee’s own benefit any such business opportunities. The Employee agrees to use such training and to maintain and protect such Confidential Information, customer relationships, goodwill, and property solely for the Employer’s benefit. The Employee further agrees that nothing in this Agreement shall limit, in any way, the fiduciary duties that the Employee owes to the Employer under any applicable law, apart from this Agreement.

(g) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). The Employee will not be held criminally or civilly liable under any federal or state law for any disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Employee files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Employee may disclose the Employer’s trade secrets to his attorney and use the trade secret information in the court proceeding if the Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

7. Remedies. In the event of breach or threatened breach by the Employee of any provision of Section 6 of this Agreement, the Employer shall be entitled to (i) injunctive relief by temporary restraining order, temporary or preliminary injunction, or permanent injunction, (ii) recovery of all attorneys’ fees and costs incurred by the Employer in obtaining such relief or as a result of the Employee’s breach or threatened breach, and (iii) any other legal and equitable relief to which the Employer may be entitled, including without limitation any and all monetary damages which the Employer may incur as a result of said breach or threatened breach. An agreed amount for the bond to be posted if an injunction is sought by the Employer is $500. The Employer may pursue any remedy available, without limitation, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

8. Survival. This Agreement shall terminate upon the termination of employment of the Employee; however, the following shall survive the termination of the Employee’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 3 (“Compensation and Benefits”) and its corresponding Exhibit A, Section 4 (“Termination of Employment Upon the Employee’s Death or Disability, or by the Employer for Cause, or by the Employee without Good Reason”), Section 5 (“Termination of Employment by the Employee for Good Reason, or by the Employer without Cause”) and its corresponding Exhibit B, Section 6 (“Employer/Employee Covenants”), Section 7 (“Remedies”), Section 12 (“Entire Agreement”), Section 14 (“Early Resolution Conference and Invalid Provisions”), Section 15 (“Binding Arbitration”), and Section 18 (“Venue; Process; Prevailing Party”)

9. Compliance with Other Agreements. The Employee represents and warrants that the execution of this Agreement by him and his performance of the obligations hereunder will not conflict with, result in the breach of any provision of or the termination of, or constitute a default under any agreement to which the Employee is a party or by which the Employee is or may be bound.

10. Waiver of Breach. The waiver of a breach of any of the provisions of this Agreement by the Parties shall not be construed as a waiver of any subsequent breach by the breaching party.

11. Possible Conversion of the Company Before IPO. The Parties acknowledge and agree that the Company is contemplating the possibility of an IPO. In connection with the IPO, the Company may be converted into a corporation or the owners of the Company may exchange their equity interests in the Company for common stock of a holding company that would become the owner of 100% of the Company’s issued and outstanding member interests. Regardless of the form of the restructuring or recapitalization to be undertaken prior to such IPO, the owners of the Company’s member interests would exchange their member interests for shares of common stock of the successor company, with the exchange ratio to be determined at such time. Employee acknowledges and agrees that in connection with such reorganization or recapitalization, the member interests and options granted to the Employee under this Agreement would also be converted into common stock or options to acquire common stock, as applicable, and all references to the Employer or the Company hereunder shall concurrently with the consummation of such restructuring or recapitalization constitute references to the successor to the Company whose common stock is issued in the IPO

12. Binding Effect; Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. This Agreement is a personal employment contract and the rights, obligations, and interests of the Employee hereunder may not be sold, assigned, delegated, transferred, pledged, or hypothecated.

13. Entire Agreement. This Agreement along with any addendums and exhibits hereto, supersedes all prior agreements and understandings, oral or written, if any, between the Employer and the Employee with respect to the terms and conditions of the Employee’s employment with the Employer. No supplement, modification, amendment, or waiver of any of the terms, conditions, or provisions in this Agreement can be made unless in writing and signed by both the Employer and the Employee.

14. Construction and Interpretation.

(a) This Agreement shall be construed pursuant to and governed by the laws of the State of Oklahoma (but any provision of Oklahoma law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than Oklahoma).

(b) The headings of the various sections in this Agreement are inserted for convenience of the parties and shall not affect the meaning, construction, or interpretation of this Agreement.

15. Early Resolution Conference and Invalid Provisions.

(a) This Agreement is understood to be clear and enforceable as written and is executed by the Parties on that basis. However, should the Employee later challenge any provision as unclear, unenforceable, or inapplicable as to any restricted activity in which Employee intends to engage, Employee will first notify the Employer in writing and meet with a representative of the Employer and a neutral mediator (if the Employer elects to retain one at its expense) to discuss resolution of any disputes between the Parties. Employee will provide this notification at least 14 days before Employee engages in any activity that could foreseeably fall within any restriction set forth herein. The failure to comply with this requirement shall waive the Employee’s right to challenge the reasonable scope, clarity, applicability, or enforceability of this Agreement and its restrictions at a later time. All rights of the Parties will be preserved if the early resolution conference requirement is complied with even if no agreement is reached at the conference.

(b) If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable; this Agreement shall be construed and enforced without such illegal, invalid, or unenforceable provision, and the remaining provisions in this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. Further, if any of the restrictions in Section 6 are deemed unenforceable as written, the parties expressly authorize the court or arbitrator to revise, delete, or add to those restrictions to the extent necessary to enforce the intent of the parties and to provide effective protection for Employer’s goodwill, specialized training, Confidential Information, and other business interests.

16. Binding Arbitration. Aside from the early resolution conference outlined in Section 15 of this Agreement, the Parties agree that any dispute, controversy, or claim that concerns, arises out of, or relates in any way to this Agreement, or to any alleged breach of any term of this Agreement, shall be conclusively and promptly resolved through a binding arbitration proceeding conducted in confidence and in accordance with the American Arbitration Association’s (“AAA”) Employment Arbitration Rules. Nothing contained herein precludes any party from seeking injunctive relief from a state or federal court for the sole purpose of enforcing the terms of this Agreement or any of the specific duties, obligations, or rights created by this Agreement.

Unless the Parties agree in writing to a different site, the arbitration hearing shall be held in New York, New York, and any final judgment upon the award may be entered by any court with jurisdiction in New York. The costs of the arbitration and all reasonable and necessary legal fees that are as a result of the claims or defenses asserted in the arbitration shall be awarded to the prevailing party. The prevailing party is either the party who is awarded legal or equitable relief on its claims by the arbitrator OR is a party who successfully defends against and defeats claims that were asserted against it in the arbitration proceeding.

17. Notice. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: When received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one business day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

The Employer:
c/o Mike O’Leary and Anthony Eppert
Andrews Kurth Kenyon LLP
600 Travis, Suite 4200
Houston, Texas 77002

The Employee:
Steven C. Dixon
100 East Main Street
Oklahoma City, OK 73104

18. Section 409A of the Code. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end, this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Further:

(a) Any reimbursement of any costs and expenses by the Employer to the Employee under this Agreement shall be made by the Employer in no event later than the close of the Employee’s taxable year following the taxable year in which the cost or expense is incurred by the Employee. The expenses incurred by the Employee in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Employee in any other calendar year that are eligible for reimbursement hereunder, and the Employee’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (1) ten days after the expiration of the six-month period following such separation from service, (2) death, or (3) such earlier date that complies with Section 409A of the Code. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 18 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) Each payment that the Employee may receive under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code.

19. Venue; Process; Prevailing Party. The parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly and exclusively lie in New York, New York. Such jurisdiction and venue are intended to be exclusive of any other jurisdiction or venue. The parties agree that they will not object that any action commenced in the foregoing jurisdiction is commenced in a forum non conveniens. If any dispute between the parties as to their respective rights and entitlements under Section 6 result in claims being brought, the prevailing party shall be entitled to recover from the non-prevailing party, in addition to any other relief awarded, the costs and expenses incurred in connection with such suit or arbitration, including reasonable and necessary attorneys’ fees. If there is no prevailing party, each party will pay its own attorneys’ fees, costs, and expenses.

20. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

21. Section 280G Gross-Up Payments.

(a) If, during the term of the Employee’s employment, there is a change in ownership or control of the Company that causes any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section (such being a “Payment”)) to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such excise tax, together with any interest or penalties incurred by the Employee with respect to such excise tax, being the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Gross-Up Payment shall be paid to the Employee no later than the end of the taxable year next following the taxable year in which the Employee remits the taxes related to the Gross-Up Payment.

(b) Determination of the Gross-Up Payment. Subject to the provisions of Section 21(c), all determinations required to be made under this Section 21(b), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm or nationally recognized law firm designated by the Company and reasonably acceptable to the Employee (the “Authorized Firm”), which shall provide detailed supporting calculations both to the Company and the Employee within fifteen (15) business days of the receipt of notice from the Employee that there has been a Payment with respect to which the Employee in good faith believes a Gross-Up Payment may be due under this Section 21(b), or such earlier time as is requested by the Company. All fees and expenses of the Authorized Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 21(b), shall be paid by the Company to the Employee within five (5) days of the later of (i) the due date for the payment of any Excise Tax and (ii) the receipt of the Authorized Firm’s determination. Any determination by the Authorized Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Authorized Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 21(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Authorized Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the Employee or for the Employee’s benefit. The previous sentence shall apply equally to any overpayment of a Gross-Up Payment.

(c) Procedures. The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the thirty-day (30) period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 21(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, to the extent permitted by law, the Company shall advance the amount of such payment to the Employee on an interest-free basis (which shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid) and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the Employee’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) Refund. If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 21(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company complying with the requirements of Section 21(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Employee receives an amount advanced by the Company pursuant to Section 21(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

TAPSTONE ENERGY, LLC		EMPLOYEE
The “Company”

By:	/s/ David M. Edwards	/s/ Steven C. Dixon
Name:	David M. Edwards	Steven C. Dixon
Title:	Senior Vice President and Chief Financial Officer	Dated:	April 12, 2017

Dated:	April 12, 2017

EXHIBIT A

TAPSTONE ENERGY INC.

INDEMNIFICATION AGREEMENT

[TO BE ATTACHED]

EXHIBIT B

TAPSTONE ENERGY INC.

WAIVER AND RELEASE

This Waiver and Release (this “Agreement”) is made and entered into by and between Tapstone Energy Inc., a Delaware corporation (the “Company”) and Steven C. Dixon (“Employee”), each referred to collectively as the “Parties,” and individually as “Party.”

WHEREAS, the Company and Employee are parties to that certain Amended and Restated Employment Agreement dated April 12, 2017 (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, in consideration of the right to receive the Severance Benefits (as defined in the Employment Agreement), Employee must sign, return and not revoke this Agreement;

WHEREAS, the Company has executed and delivered this Agreement to Employee for his review and consideration as of                      the (“Delivery Date”); and

WHEREAS, Employee and the Company each desire to settle all matters related to Employee’s employment by the Company.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in the Employment Agreement and in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows:

1. Release of Company. In consideration for the right to receive the Severance Benefits in accordance with the terms of the Employment Agreement and the mutual promises contained in the Employment Agreement and in this Agreement, Employee (on behalf of himself/herself, his/her heirs, administrators, representatives, executors, successors and assigns) hereby releases, waives, acquits and forever discharges the Company, its predecessors, successors, parents, subsidiaries, assigns, agents, current and former directors, officers, employees, partners, representatives, and attorneys, affiliated companies, and all persons acting by, through, under or in concert with the Company (collectively, the “Released Parties”), from any and all demands, rights, disputes, debts, liabilities, obligations, liens, promises, acts, agreements, charges, complaints, claims, controversies, and causes of action of any nature whatsoever, whether statutory, civil, or administrative, that Employee now has or may have against any of the Released Parties, arising in whole or in part at any time on or prior to the execution of this Release, in connection with his or her employment by the Company or the termination thereof.

This release specifically includes, but is not limited to, any claims of discrimination of any kind, breach of contract or any implied covenant of good faith and fair dealing, tortuous interference with a contract, intentional or negligent infliction of emotional distress, breach of privacy, misrepresentation, defamation, wrongful termination, or breach of fiduciary duty; provided, however, that the foregoing release shall not release the Company from the performance of its obligations under this Agreement.

Additionally, this release specifically includes, but is not limited to, any claim or cause of action arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C.A. §§ 2000 et seq., as amended by the Civil Rights Act of 1991; the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq.; 42 U.S.C. §§ 1981; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq.; the Older Workers Benefit Protection Act of 1990; the Employment Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq.; the Family and Medical Leave Act; the Fair Labor Standards Act; the Oklahoma Anti-Discrimination Act, Okla. Stat. tit. 25, §§ 1101 et seq.; the Oklahoma Minimum Wage Act, Okla. Stat. tit. 40, §§ 197.1 et seq.; the Oklahoma Standards for Workplace Drug and Alcohol Testing Act, Okla. Stat. tit. 40, §§ 551 et seq.; Oklahoma Administrative Workers’ Compensation Act (discrimination and/or retaliation claims), Okla. Stat. tit. 85A, § 7; or any other federal, state or local statute or common law cause of action of similar effect regarding employment related causes of action of employees against their employer.

2. Waiver of Certain Claims, Rights or Benefits. Without in any way limiting the generality of Section 1 above, by executing this Agreement and accepting the Severance Benefits, Employee specifically agrees to release all claims, rights, or benefits he or she may have for age discrimination arising out of or under the age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., as currently amended, or any equivalent or comparable provision of state or local law.

3. Acknowledgements of Employee.

(a) Employee represents and acknowledges that in executing this Agreement, Employee does not rely and has not relied upon any representation or statement made by the Company, or its agents, representatives, or attorneys with regarding to the subject matter, basis or effect of this Agreement or otherwise, and that Employee has engaged, and been represented by, an attorney of Employee’s choosing in the negotiation and execution of this Agreement. Employee acknowledges that Employee has been advised by the Company to consult with counsel of Employee’s choosing with regard to the negotiation and execution of this Release, and has had an opportunity to do so.

(b) EMPLOYEE UNDERSTANDS THAT BY SIGNING AND NOT REVOKING THIS RELEASE, EMPLOYEE IS WAIVING ANY AND ALL RIGHTS OR CLAIMS WHICH EMPLOYEE MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND/OR THE OLDER WORKERS’ BENEFIT ACT FOR AGE DISCRIMINATION ARISING FROM EMPLOYMENT WITH THE COMPANY, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SUE THE COMPANY IN FEDERAL OR STATE COURT FOR AGE DISCRIMINATION. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE (i) DOES NOT WAIVE ANY CLAIMS OR RIGHTS THAT MAY ARISE AFTER THE DATE THIS AGREEMENT IS EXECUTED; (ii) WAIVES CLAIMS OR RIGHTS ONLY IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH EMPLOYEE IS ALREADY ENTITLED; AND (iii) AGREES THAT THIS AGREEMENT IS WRITTEN IN A MANNER CALCULATED TO BE UNDERSTOOD BY EMPLOYEE AND EMPLOYEE, IN FACT, UNDERSTANDS THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF THIS AGREEMENT AND HAS ENTERED INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

(c) Employee acknowledges that he has been fully compensated for all labor and services performed for the Company and has been reimbursed for all business expenses incurred on behalf of the Company through the date of termination of employment, and that the Company does not owe Employee any expense reimbursement amounts, or wages, including vacation pay or paid time-off benefits.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Agreement does not constitute a release nor a waiver of any of the following claims: (i) Employee’s right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other governmental agency with jurisdiction to regulate employment conditions or regulations, provided further that Employee does release and relinquish any right to receive any money, property, or any other thing of value, or any other financial benefit or award, as a result of any proceeding of any kind or character initiated by any such governmental agencies or organizations; (ii) claims pursuant to the terms and conditions of the federal law known as COBRA or similar state law; (iii) claims for indemnity under any indemnification agreement with the Company or under its organizational documents, as provided by Oklahoma law or under any applicable insurance policy with respect to Employee’s liability as an employee, director or officer of the Company or its affiliates; and (iv) claims Employee may have as an employee participating in the Company’s qualified retirement plan.

4. Confidentiality. Employee agrees to keep this Agreement, its terms, and the amount of the Severance Benefits completely confidential; provided, however, that he or she may reveal such information to his or her attorney, accountants, financial advisor, spouse, or as required by a court of competent jurisdiction, or as otherwise required by law.

5. Time Period for Enforceability/Revocation of Agreement. The Company’s obligations under this Agreement are contingent upon Employee executing and delivering this Agreement to the Company. Employee may take up to twenty-one (21) days from the Delivery Date (the “Consideration Period”) to consider this Agreement prior to executing it. Employee may execute and deliver this Agreement at any time during the Consideration Period. Any changes made to this Agreement after the Delivery Date will not restart the running of the Consideration Period. Any execution and delivery of this Agreement by Employee after the expiration of the Consideration Period shall be unenforceable, and the Company shall not be bound thereby. Employee shall have seven (7) days after execution of this Agreement to revoke (“Revocation Period”) Employee’s consent to this Agreement by executing and delivering a written notice of revocation to the Company. No such revocation by Employee shall be effective unless it is in writing and signed by Employee and received by the Company prior to the expiration of the Revocation Period. Upon delivery of a notice of revocation to the Company, the obligations of the Parties under this Agreement shall be void and unenforceable, with the exception of Employee’s obligation to keep this Agreement confidential under Section 4 above.

6. Effective Date. This Agreement shall become effective as of the date on which it is executed by Employee, provided that it is also signed by the Company and provided that Employee does not timely revoke this Agreement in accordance with the provisions of Section 5.

7. Governing Law, Jurisdiction & Venue. This Agreement, and any and all interactions between the Parties arising under or resulting from this Agreement, is governed by and construed in accordance with the laws of the State of Oklahoma, exclusive of its choice of law principles. Each Party irrevocably consents to the personal jurisdiction of the state or federal courts located in Oklahoma with regard to any dispute arising out of relating to this Agreement. All payments due hereunder and all obligations performable hereunder shall be payable and performable at the offices of the Company in Oklahoma. Employee represents to the Company that Employee has not filed any charge or complaint, nor initiated any other proceedings, against the Company or any of its employees or agents, with any governmental entity or court.

8. Injunctive Relief. Notwithstanding any other term of this Agreement, it is expressly agreed that a breach of this Agreement will cause irreparable harm to the Company and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, the Company will be entitled to injunctive and/or other equitable remedies in the event of any threatened or actual violation of any of the provisions of this Agreement.

9. Entire Agreement. The Employment Agreement and this Agreement is the entire agreement between the Parties pertaining to the matters encompassed within it, and supersedes any other agreement, written or oral, that may exist between them relating to the matters encompassed herein, except that this Agreement does not in any way supersede or alter covenants not to compete, non-disclosure or non-solicitation agreements, or confidentiality agreements that may exist between Employee and the Company.

10. Severability. If any provision of this Agreement is found to be illegal or unenforceable, such finding shall not invalidate the remainder of this Agreement, and that provision shall be deemed to be severed or modified to the minimum extent necessary to equitably adjust the Parties’ respective rights and obligations under this Agreement.

11. Execution. This Agreement may be executed in multiple counterparts, each of which will be deemed an original for all purposes. Facsimile copies of signature to this Agreement are as valid as original signatures.

[SIGNATURES ON NEXT PAGE]

EMPLOYEE’S SIGNATURE BELOW MEANS THAT EMPLOYEE HAS READ THIS AGREEMENT AND AGREES AND CONSENTS TO ALL THE TERMS AND CONDITIONS CONTAINED HEREIN.

TAPSTONE ENERGY INC.	EMPLOYEE
The “Company”

By:	Signature:

Its:	Print Name:	Steven C. Dixon

Dated:	Dated: